Exhibit 99.1

Gatos Silver Announces Pricing of Initial Public Offering

Denver, CO — October 27, 2020 — Gatos Silver, Inc. (“Gatos Silver”), a U.S.-based precious metals production, development and exploration company that is expected to own 70% of a new silver and zinc mineral district (“Los Gatos District”) in Chihuahua state, Mexico, following the consummation of its initial public offering, announced today the pricing of its initial public offering of 21,430,000 shares of its common stock at a price of US$7.00 per share. The gross proceeds from the offering are expected to be approximately US$150 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Gatos Silver. In addition, Gatos Silver has granted the underwriters a 30-day option to purchase up to an additional 3,214,500 shares of common stock at the initial public offering price, less underwriting discounts and commissions.

The shares are expected to begin trading on the New York Stock Exchange and the Toronto Stock Exchange on October 28, 2020 on an if, as and when issued basis under the ticker symbol “GATO”. The offering is expected to close on October 30, 2020, subject to customary closing conditions.

Gatos Silver intends to use the net proceeds from the offering to:

•	increase Gatos Silver’s ownership in the Los Gatos District to 70%;

•	explore and define further mineral resources within the 103,000 hectares of mineral concessions in the Los Gatos District;

•	fund a future production expansion study at Cerro Los Gatos;

•	fund near-term debt service needs;

•	retire high-cost debt; and

•	fund general corporate purposes.

BMO Capital Markets, Goldman Sachs & Co. LLC and RBC Capital Markets are acting as joint lead bookrunners and as representatives of the underwriters for the offering. Canaccord Genuity Corp. and CIBC Capital Markets are acting as co-managers for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036, by telephone at (800) 414-3627 or by email at bmoprospectus@bmo.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; or RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, or by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. Gatos Silver has also obtained a receipt for a final base PREP prospectus filed with the securities commissions or similar securities regulatory authorities in each of the provinces of Canada (except Québec) on the date hereof. A copy of the supplemented PREP prospectus containing pricing information and other important information relating to the shares of common stock may, when available, be obtained from the underwriters at the addresses set out above and will be available on the SEDAR website at www.sedar.com under Gatos Silver’s profile.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Gatos Silver

Gatos Silver is a U.S.-based precious metals production, development and exploration company that recently commissioned its first mine, Cerro Los Gatos, at the Los Gatos District in Chihuahua state, Mexico. Upon achieving full production, Cerro Los Gatos is expected to produce silver, zinc, lead and gold averaging 12.2 million silver equivalent ounces annually.

Investors and Media Contact

Adam Dubas

Chief Administrative Officer
investors@gatossilver.com
(303) 784-5350

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the expected closing date of the offering, the use of proceeds from the offering and the expected average annual production are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including those relating to the fact that mineral reserve and mineral resource calculations at the Cerro Los Gatos Mine and the Los Gatos District are only estimates, actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated, changes in the prices of silver, zinc or lead, significant risk and hazards associated with mining operations, extensive regulation by the Mexican government as well as local governments; our Mexican operations are subject to additional political, economic and other uncertainties not generally associated with domestic operations and the impact of the COVID-19 pandemic, including impacts to the availability of our workforce, government orders that may require temporary suspension of operations, and the global economy. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release. We caution you not to place undue reliance on these forward-looking statements. Certain forward-looking statements are based on assumptions, qualifications and procedures which are set out only in the technical report entitled “Los Gatos Project, Chihuahua, Mexico,” dated July, 2020 with an effective date of July 1, 2020 (the “Los Gatos Technical Report”) filed with the U.S. Securities and Exchange Commission and Canadian securities commissions. The scientific and technical disclosure in this press release was approved by Philip Pyle, Vice President of Exploration and Chief Geologist of Gatos Silver who is a “Qualified Person,” as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators. For a complete description of assumptions, qualifications and procedures associated with such information, reference should be made to the full text of the Los Gatos Technical Report.